As filed with the U.S. Securities and Exchange Commission on January 27, 2022.

Registration No. 333-262264

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 1

to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Imperial Petroleum Inc.

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

331 Kifissias Avenue

Erithrea 14561 Athens, Greece

(Address of principal executive offices)

Harry N. Vafias

331 Kifissias Avenue,

Erithrea 14561, Athens, Greece

Telephone: (011) (30) (210) 625 0001

Facsimile: (011) (30) (210) 625 0018

(Name, Telephone, E-mail and/or Facsimile number and Address of Company Contact Person)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address and telephone number of agent for service)

Copies to:

Finn Murphy, Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 (212) 309-6000	Barry Grossman, Esq. Sarah Williams, Esq. Matthew Bernstein, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Tel: (212) 370-1300

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company.  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units each consisting of: (2)
(i) one share of Common Stock, par value $0.01 per share, or one pre-funded warrant to purchase one share of Common Stock(3)(4)(5)	$11,500,000
(ii) one Class A Warrant for the purchase of one share of Common Stock (3)	—
Common Stock, par value $0.01 per share, underlying Class A Warrants (2)(6)	$11,500,000
Common Stock, par value $0.01 per share, underlying pre-funded warrants(4)(5)(6)	—
Underwriter’s warrants(3)
Common stock, par value $0.01 per share, underlying underwriter’s warrants(6)(7)	$632,500
Total:	$23,632,500	$2,190.74*

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)	Includes common shares, Class A Warrants and pre-funded warrants that may be sold pursuant to the underwriters’ over-allotment option
(3)	No fee pursuant to Rule 457(g) of the Securities Act.
(4)

The proposed maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants offered and sold in the offering, and as such the proposed maximum offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants) if any, is $11,500,000.

(5)

The registrant may issue pre-funded warrants to purchase common shares in the offering. The purchase price of each pre-funded warrant will equal the price per share at which shares of common shares are being sold to the public in this offering, minus $0.01, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the pre-funded warrant will equal $0.01 per share (subject to adjustment as provided for therein).

(6)

In addition to the shares of Common Stock set forth in this table, pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also registers such indeterminate number of shares of Common Stock as may become issuable upon exercise of the Class A Warrants as the same may be adjusted as a result of their anti-dilution provisions.

(7)

The underwriter’s warrants are exercisable for a number of shares of common stock equal to 5% of the number of shares of common stock sold in this offering, including upon exercise the option to purchase additional securities, at an exercise price equal to 110% of the public offering price per Unit.

*	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-262264) is filed solely to amend Item 8 of Part II thereof and to file certain exhibits thereto. This Amendment No. 1 does not modify any provision of the preliminary prospectus contained in Part I. Accordingly, the preliminary prospectus has been omitted.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

The bylaws of the Registrant provide that any person who is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another, partnership, joint venture, trust or other enterprise, shall be entitled to be indemnified by the Registrant upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the BCA, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 60 of the BCA provides as follows:

Indemnification of directors and officers.

(1) Actions not by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2) Actions by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3) When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4) Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5) Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6) Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7) Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7. Recent Sales of Unregistered Securities

The Company issued 4,775,272 shares of its common stock and 795,878 shares of its 8.75% Series A Cumulative Redeemable Perpetual Preferred Stock to StealthGas Inc. in exchange for its contribution to the Company of all the outstanding shares of the Company’s four vessel-owning subsidiaries in conjunction with the spin-off transaction completed on December 3, 2021. These issuances were each exempt from registration as a transaction not involving an offering in the United States under Regulation S of the Securities Act.

Item 8. Exhibits and Financial Statement Schedules

1.1	Form of Underwriting Agreement

3.1	Restated Articles of Incorporation of Imperial Petroleum Inc.*

3.2	Amended and Restated Bylaws of Imperial Petroleum Inc.*

3.3	Statement of Designation of 8.75% Series A Cumulative Redeemable Perpetual Preferred Stock*

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form F-1 (File No. 333-260829) filed with the SEC on November 12, 2021)

4.2	Specimen Series A Preferred Share Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form F-1 (File No. 333-260829) filed with the SEC on November 12, 2021)

4.3	Contribution Agreement between Imperial Petroleum Inc. and StealthGas Inc.*

4.4	Form of Class A Warrant

4.5	Form of Pre-Funded Warrant

4.6	Form of Underwriter’s Warrant

4.7	Form of Warrant Agency Agreement by and between American Stock Transfer & Trust Company and the registrant

5.1	Opinion of Reeder & Simpson P.C. as to the validity of the shares of common stock being registered*

5.2	Opinion of Morgan, Lewis & Bockius LLP as to the validity of the units and warrants being registered*

8.1	Opinion of Reeder & Simpson, P.C. with respect to certain Marshall Islands tax matters*

8.2	Opinion of Morgan, Lewis & Bockius LLP with respect to certain U.S. tax matters*

10.1	Management Agreement between Imperial Petroleum Inc. and Stealth Maritime S.A.*

10.2	Senior Secured Credit Facility(incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form F-1 (File No. 333-260829) filed with the SEC on November 12, 2021)

10.3	Equity Compensation Plan*

14.1	Code of Business Conduct and Ethics (incorporated by reference to Exhibit 14.1 to the Company’s Registration Statement on Form F-1 (File No. 333-260829) filed with the SEC on November 12, 2021)

21.1	Significant Subsidiaries of Imperial Petroleum Inc. (incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement on Form F-1 (File No. 333-260829) filed with the SEC on November 12, 2021)

23.1	Consent of Deloitte Certified Public Accountants S.A.*

23.2	Consent of Reeder & Simpson P.C. (included in Exhibits 5.1 and 8.1)*

23.3	Consent of Morgan, Lewis & Bockius LLP (included in Exhibits 5.2 and 8.2)*

24.1	Powers of Attorney*

*	Previously filed.

Item 9. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Athens, Greece on the 27th day of January, 2022.

IMPERIAL PETROLEUM INC. (Registrant)

By:	/s/ Harry N. Vafias
Name:	Harry N. Vafias
Title:	Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on January 27, 2022.

Signature	Title
/s/ Harry N. Vafias	Chief Executive Officer and Director (Principal Executive Officer)
Harry N. Vafias

/s/ Ifigeneia Sakellari	Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Ifigeneia Sakellari

*	Director
John Kostoyiannis

*
George Xiradakis	Director

*By:	/s/ Harry N. Vafias
Attorney-in-Fact

Authorized Representative

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement on Form F-1 in the City of Newark, State of Delaware, on January 27, 2022.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director